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FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED

MASTER LEASE AGREEMENT

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Among

OMEGA HEALTHCARE INVESTORS, INC.

THE LESSOR ENTITIES IDENTIFIED ON THE SIGNATURE PAGE HEREOF

THE LESSEE ENTITIES IDENTIFIED ON THE SIGNATURE PAGE HEREOF

AND

THE GUARANTOR ENTITIES IDENTIFIED ON THE SIGNATURE PAGE HEREOF

Dated As Of

August 26, 2008

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED
MASTER LEASE AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MASTER LEASE AGREEMENT (this “Master Lease”), is made and entered into on this 26th day of August, 2008 (the “Effective Date”) by and among the lessor entities identified on the signature page hereof (collectively, the “Lessor,” and where the context requires, each, a “Lessor”), the lessee entities listed on the signature page hereof (collectively, jointly and severally, the “Lessee,” and where the context requires, each, a “Lessee”), OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (“Omega”), and the guarantor entities identified on the signature page hereof (each a “Guarantor” and collectively, the “Guarantors”).

RECITALS

The circumstances underlying the execution of this Master Lease are as follows:

A. Lessor, as landlord, and Lessee, as lessee, are parties to that certain Second Amended and Restated Master Lease dated as of February 1, 2008, (as amended, the “Existing Lease”), pursuant to which, as of the Effective Date, Lessee leases forty (40) facilities from Lessor.  All terms used in this Amendment and not defined herein shall have the meanings assigned to them in the Existing Lease.

B. Lessor and Lessee desire to amend the Existing Master Lease to (i) reflect the new Non-Litchfield Facilities Base Rent and certain other changes to the Existing Lease after the sale by Lessor of, and termination of the Existing Lease with respect to, the Future Transition Facilities, (ii) provide for a Lessor funded capital improvement allowance; and (iii) increase the Base Rent payable under the Existing Lease if and to the extent such capital improvement funds are advance by Lessor to Lessee.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Partial Termination of Lease and Release of Lessees.

Lessor and Lessee acknowledge and agree that the Proposed Sale of the Future Transition Facilities  occurred as of July 1, 2008 and accordingly that from and after such date (i) the Future Transition Facilities are no longer subject to the terms of the Existing Lease and accordingly any and all references thereto in the Existing Lease, including, but not limited to, in Exhibits A, B and C, shall be and hereby are deleted, (ii) SunBridge Regency Rehab Hospitals, Inc. and SunBridge San Bernardino Rehabilitation Hospital, Inc. are released from further obligations as Lessees under the Existing Lease and any and all references to them as Lessees under the Lease shall be and hereby are deleted, and (iii) Section A(ii) of the definition of Non-Litchfield Base Rent shall be deleted in its entirety and the following inserted in lieu thereof:

For the period from February 1, 2008 through June 30, 2008, the monthly sum of Two Million Eighty Five Thousand One Hundred Seventy Five and 44/100 Dollars ($2,085,175.44) and for the period from July 1, 2008 through December 31, 2008 the monthly sum of One Million Nine Hundred Forty Three Thousand Five Hundred Eight and 77/100 Dollars ($1,943,508.77).  For purposes of calculating the Non-Litchfield Base Rent as of January 1, 2009, Lessor and Lessee agree that in 2008 the Non-Litchfield Base Rent on an annualized basis is Twenty Three Million Three Hundred Twenty Two Thousand One Hundred Five and 19/100 Dollars ($23,322,105.19) (the “2008 Annualized Non-Litchfield Base Rent”).

2. Definitions.

(a)           Any capitalized term used but not defined in this Amendment will have the meaning assigned to such term in the Existing Lease.

(b)           In addition to the other definitions contained herein, when used in this Amendment the following terms shall have the following meanings:

Actual Cost: means the actual cost of services or materials incorporated into the Approved Project or the Approved Projects, which amount does not include any amounts paid to Lessee or any Affiliate of Lessee without the written consent of Lessor, but does include the Accrued Financing Costs.

Accrued Financing Costs: is defined in Section 6 of this Amendment.

Additional Rent Commencement Date: means, for each Approved Project, the earlier to occur of (i) the Substantial Completion Date or (ii) the first day of the fifteenth (15th) month following the Approved Project Start Date for such Approved Project.

Additional Project Rent: means, with respect to each Approved Project, an amount equal to (A) the Funded Amount for such Approved Project multiplied by (B) ten percent (10.00%).

Approved Amount: means the maximum amount that Lessor has agreed to fund with respect to any Approved Project. For the avoidance of doubt, the Approved Amount includes all Accrued Financing Costs.

Approved Project or Approved Projects: means one, some or all of the improvements and repairs to the Eligible Facilities which are suggested by Lessee and approved by Lessor pursuant to this Amendment.

Approved Project Start Date: means, for each Approved Project, the first day of the first month following the date such Approved Project is approved by Lessor.

Cost Overrun: is defined in Section 3(c) of this Amendment.

Eligible Facilities: means the Eligible Litchfield Facilities and the Eligible Non-Litchfield Facilities.

Eligible Litchfield Facilities: means (i) any Litchfield Facility consented to in writing by Lessor, and (ii) any of the following Litchfield Facilities:

Name	Address
Capitol Care Center	8211 Ustick Road, Boise, ID
Cheyenne Mountain Care Center	835 Tenderfoot Hill Road, Colorado Springs, CO
Pikes Peak Care Center	2719 North Union Boulevard, Colorado Springs, CO

Eligible Non-Litchfield Facilities: means (i) any Non-Litchfield Facility consented to in writing by Lessor, and (ii) any of the following Non-Litchfield Facilities:

Name	Address
SunBridge Care & Rehab for Decatur	1350 14th Avenue SE, Decatur, AL
SunBridge Care & Rehab for Dunbar	501 Caldwell Lane, Dunbar, WV
Idaho Falls Care Center	3111 Channing Way, Idaho Falls, ID
SunBridge Care & Rehab for Milford	19 Veterans Memorial Drive, Milford, MA
SunBridge Care & Rehab for Mount Olive	228 Smith Chapel Road, Mount Olive, NC
SunBridge Pine Lodge Care & Rehab	405 Stanford Road, Beckley, WV
SunBridge Care & Rehab for Putnam	300 Seville Road, Hurricane, WV
SunBridge Care & Rehab - Shoals	500 John Aldridge Drive, Tuscumbia, AL

Funded Amount: means, with respect to each Approved Project, the aggregate funds expended by Lessor and all Accrued Financing Costs on such Approved Project, and with respect to all Approved Projects, the aggregate funds expended by Lessor and all Accrued Financing Costs on all Approved Projects.

Maximum Funded Amount: means the aggregate maximum amount which Lessor has agreed to make available to Lessee to cover the Actual Cost of all of the Approved Projects, to wit, Twenty Five Million and no/100 Dollars ($25,000,000).

Plans and Specifications: means the written plans and specification for an Approved Project to be submitted by Lessee and approved by Lessor, as such plans and specifications may be amended as set forth in this Amendment.

Project Costs: means all costs and fees paid or accrued in connection with an Approved Project.

Proposed Project: is defined in Section 3(a) of this Amendment.

Substantial Completion Date: is defined in Section 3(b) of this Amendment.

Title Company: means Chicago Title Insurance Company or such other national title company as may be selected by Lessor and reasonably acceptable to Lessee.

Unallocated Funds: means the Maximum Funded Amount less the sum of (i) the Funded Amount for all completed Approved Projects and (ii) the Approved Amount for all pending Approved Projects.

(c)           From and after the date of this Amendment, each reference to the Existing Lease, means the Existing Lease as modified by this Amendment.

3. Approved Projects.

(a) Approval.  At any time prior to December 31, 2009, Lessee may submit Plans and Specifications and a proposed budget to Lessor for a capital improvement to one or more of the Eligible Facilities (each a “Proposed Project”).  In addition, Lessee will deliver to Lessor such other information regarding a Proposed Project as Lessor may reasonably request.   If Lessor approves such Proposed Project and an Approved Amount for such Proposed Project in writing, then such Proposed Project shall be an Approved Project. Lessor shall not unreasonably withhold, condition or delay its approval of a Proposed Project; provided, however, in no event shall Lessor withhold its approval or denial of approval of a Proposed Project for more than sixty (60) days from the date the same is submitted to Lessor for its review; and provided, further, in the event Lessor elects to disapprove a Proposed Project, Lessor shall provide Lessee with a reasonably detailed explanation of the reasons for such disapproval and Lessee shall have a period of thirty (30) days after the receipt thereof to address Lessor’s objections and resubmit the Proposed Project to Lessor for approval; and provided, further Lessor shall not withhold its approval of the Proposed Project related to the SunBridge Care & Rehab-Shoals facility (the “Shoals Facility”) solely on the basis of the fact that Lessee has advised Lessor that in order to implement that Proposed Project it intends to reduce the licensed bed capacity of  the SunBridge Care & Rehab-Tuscumbia  facility, which Lessee also leases from Lessor, by ten (10) beds and to increase the licensed bed capacity of the Shoals Facility by ten (10) beds.  Lessor shall have no obligation to consider or approve any Proposed Project submitted at any time after December 31, 2009.

(b) Commencement and Completion of Approved Projects.  Except as otherwise provided herein, Lessee shall commence construction of each Approved Project within sixty (60) days of the Approved Project Start Date for each Approved Project and will continue diligently to complete each Approved Project within twenty (20) months of the Approved Start Date (or as soon thereafter as reasonably possible in light of any delays in completion caused by an Unavoidable Delay) and will supply such moneys and perform such duties as may be necessary in connection therewith. Lessee agrees to provide to Lessor from time to time with evidence that it has secured all approvals of any governmental body or agency exercising jurisdiction of the applicable Facility required in connection with the work then being undertaken by Lessee with respect to the applicable Approved Project.  An Approved Project will be complete only at such time as (i) all improvements to the Approved Project called for in the Plans and Specifications have been substantially installed or completed in a manner reasonably satisfactory to Lessor and (ii) if required under law, a public authority has issued a final certification, consent or approval for such Approved Project subject only to such conditions as may be reasonably acceptable to Lessor (the “Substantial Completion Date”).

(c)           Plans and Specifications.

(i)           Lessee shall be responsible for payment of the fees, costs and expenses in developing and preparing the Plans and Specifications.  Lessor and Lessee shall cooperate with each other in developing the Plans and Specifications.  Lessee shall cause the Project Architect to deliver to Lessor the Plans and Specifications for review and approval by Lessor. Lessor shall not unreasonably withhold, condition or delay its approval of the Plans and Specifications; provided, however, in no event shall Lessor withhold its approval or denial of approval of the Plans and Specifications for an Approved Project for more than sixty (60) days from the date the same are submitted to Lessor for its review; and provided, further, in the event Lessor elects to disapprove the Plans and Specifications for an Approved Project, Lessor shall provide Lessee with a reasonably detailed explanation of the reasons for such disapproval and Lessee shall have a period of thirty (30) days after the receipt thereof to address Lessor’s objections and resubmit the Plans and Specifications for an Approved Project to Lessor for approval.  The review by Lessor of the Plans and Specifications is for Lessor’s benefit only, and Lessor’s approval of any such Plans and Specifications shall impose no liability on Lessor, express or implied, including without limitation any representation or warranty that such Plans and Specifications are complete or accurate, or that such Plans and Specifications comply with zoning or other land use laws, local building department requirements, or any applicable public or private covenants, conditions or restrictions, and shall not in any way relieve Lessee of its obligation to perform its work in accordance with this Amendment and all applicable laws and requirements.

(ii)           With respect to each Approved Project, as of the applicable Approved Project Start Date, Approved Project Rent Commencement Date, and Substantial Completion Date, Lessee represents and warrants that the Plans and Specifications and construction pursuant thereto will comply with all applicable governmental laws and regulations and requirements, zoning and subdivision ordinances, and standards and regulations of all governmental bodies exercising jurisdiction over the applicable Facility, including health care licensing, environmental protection, energy, equal employment regulations and appropriate supervising boards of fire underwriters and similar agencies.

(iii)           Except as provided below, Lessee will not make, or cause or permit to be made, any change to the Plans and Specifications unless a request for the change has been submitted in writing to Lessor and approved in writing by Lessor and such other parties as Lessor may reasonably require.  Lessor shall not unreasonably withhold, condition or delay its approval of a change to the Plans and Specifications; provided, however, in no event shall Lessor withhold its approval or denial of approval of a change to the Plans and Specifications for more than ten (10) business days from the date the same is submitted to Lessor for its review; and provided, further, in the event Lessor elects to disapprove a change to the Plans and Specifications, Lessor shall provide Lessee with a reasonably detailed explanation of the reasons for such disapproval and Lessee shall have a period of thirty (30) days after the receipt thereof to address Lessor’s objections and resubmit the change to the Plans and Specifications to Lessor for approval.  Under no circumstances will any failure by Lessor to respond to a request for approval of a change in the Plans and Specifications be deemed to constitute approval of the request.

(iv)           Lessee may affect changes in the Plans and Specifications from time to time, without first obtaining Lessor’s approval, if (i) the changes do not impair the structural integrity, design concept or architectural appearance of the Approved Project or change the usefulness of the Approved Project in any way, (ii) the changes will not result in a default in any other obligation to any other party or authority and (iii) the changes will not, individually or together with any changes previously made to the Plans and Specifications, result in a net increase in the total Approved Amount of more than five percent (5%).  Lessee will deliver promptly to Lessor copies of all addenda, change orders and modifications to the Plans and Specifications.   Notwithstanding the foregoing, to the extent that the cost to complete the applicable Approved Project exceeds the Approved Amount (whether or not as a result of any such changes in the Plans and Specifications) (a “Cost Overrun”), Lessee will be responsible for payment of the excess unless there are Unallocated Funds available in an amount not less than the amount of the Cost Overrun, in which case Lessor shall, upon Lessee’s request, make available additional funds up to fifteen percent (15%) of the original Approved Amount with respect to an Approved Project and, in such event the Approved Amount for such Approved Project shall be increased accordingly and thereafter any and all references herein to the Approved Amount shall be the Approved Amount as so adjusted.

(v)           Lessee will, after receipt of written notice from Lessor, promptly correct any material departure from the Plans and Specifications for an Approved Project, if such departure required Lessor’s approval and was not previously approved by Lessor. The approval or absence of disapproval by Lessor of any payment of Funded Amount shall not constitute a waiver of Lessor’s right to require compliance with this Section.

(d)           Lessor’s Architect.  Lessor may retain the services of architects and engineers, including architects and engineers employed by Lessor (the “Lessor’s Architect”), to act as Lessor’s agent in reviewing the Plans and Specifications and the progress of construction and in making such certifications and performing such other tasks and duties as Lessor deems appropriate. Subject to the limitation set forth in Section 14, Lessee will pay all reasonable fees, costs and expenses of the Lessor’s Architect within ten (10) days after demand by Lessor, accompanied by a reasonably detailed invoice or statement of the amount due from Lessor’s Architect.

(e)           Character of Construction.  All construction will be in accordance with the Plans and Specifications, of sound materials, in good and workmanlike manner, free and clear of all liens, claims and encumbrances (other than the liens and security interests securing the obligations of the Lessee under this Lease), and in compliance with all laws, ordinances, regulations and restrictions affecting the applicable Facility and all requirements of all governmental authorities having jurisdiction over the applicable Facility and of the appropriate board of fire underwriters or other similar body, if any, and any applicable health care authority.  Lessee will furnish Lessor with evidence of such compliance as Lessor requires from time to time.

(f)           Construction Contract and Architectural/Engineering Agreement.

(i) Upon the request of Lessor, if applicable, a list of the construction manager(s) or general contractor(s), as the case may be, and, if applicable, the architect and/or engineer, and the contracts under which each is retained in connection with an Approved Project shall be provided by Lessee to Lessor.  Upon request of Lessor, if applicable, Lessee will promptly furnish to Lessor executed copies of the construction management agreement or general contract(s) between Lessee and the construction manager or general contractor(s) covering all work to be done in connection with the Approved Project and executed copies of all subcontracts between the construction manager or general contractor(s) and all of their subcontractors and suppliers. Upon request of Lessor, if applicable, Lessee will promptly furnish to Lessor any amendments or modifications (including change orders) to any of the foregoing.  Lessee will not modify or amend or permit to be modified or amended (including by way of change order) any construction management agreement, construction contract or construction subcontract without Lessor's prior written approval; provided, however, that Lessor's prior approval need not be obtained with respect to any change order that results from a change in the Plans and Specifications with respect to which Lessor's consent is not required pursuant to this Amendment.  Upon request of Lessor, Lessee will also furnish to Lessor an executed copy of the architectural and/or engineering agreement, if any, between Lessee and the architect and/or engineer with respect to the Approved Project.

(ii) Lessee will perform its obligations under the contracts described in subparagraph (i) above, and will use commercially reasonable efforts to cause each other party to such contracts to perform its obligations under such contracts.

(iii) Lessee will enforce or cause to be enforced the prompt performance of the contracts described in subparagraph (i) above and will allow Lessor to take advantage of all rights and benefits of such contracts.  In addition, Lessee hereby assigns to Lessor all warranties given to Lessee under the contracts described in subparagraph (i) above.

(g)           Records and Reports. Lessee will keep accurate and complete books and records relating to the Approved Projects, and Lessor will have access thereto during usual business hours upon 48 hours advance notice. If not reflected in a Request (as defined below), Lessee will furnish or cause to be furnished to Lessor from time to time, promptly upon request, (i) copies and lists of all paid and unpaid bills for labor and materials with respect to the Approved Projects, (ii) construction budgets and revisions thereof showing the estimated cost of the Approved Projects and the source of the funds required at any given time to complete and pay for the same, (iii) receipted bills or other evidence of payment with respect to the cost of the Approved Projects, and (iv) such reports as to other matters relating to the Approved Projects as Lessor may request.  This paragraph will supplement any similar provision in this Lease.

(h)           Access.  Notwithstanding anything to the contrary contained in this Lease, Lessee will permit Lessor's representatives to have access to any Facility at which an Approved Project is being performed at all reasonable times and to conduct such investigations and inspections thereof as Lessor shall determine necessary, including without limitation in connection with inspecting all work done, labor performed and materials furnished in connection with each Approved Project.  Lessee will cooperate and, if applicable, will cause the construction manager or general contractor, as the case may be, to cooperate with Lessor and its representatives and agents during such inspections.  Notwithstanding the foregoing, Lessee will be responsible for making inspections during the course of construction and will determine to their own satisfaction that the work done or materials supplied by the contractors and subcontractors has been properly supplied or done in accordance with applicable contracts.  All inspections that may be performed by Lessor and its agents will be exclusively for the benefit of Lessor and will impose no obligation whatever upon Lessor for the benefit of any person. Lessee will hold Lessor harmless from, and Lessor will have no liability or obligation of any kind to Lessee or creditors of Lessee in connection with, any defective, improper or inadequate workmanship or materials brought in or related to an Approved Project, or any construction lien arising as a result of such workmanship or materials.  No inspection by Lessor will create any obligation on Lessor or relieve Lessee of any obligation.

(i)           Right to Withdraw an Approved Project. Notwithstanding anything to the contrary set forth in this Section 3, Lessee shall have the right, on written notice to Lessor, to withdraw an Approved Project within thirty (30) days after the date on which the same is approved by Lessor pursuant to Section 3(b) or the date on which Lessor requires any changes to the Plans and Specifications for the Approved Project pursuant to Section 3(c).

4. Disbursements of Approved Amount.

(a) Upon satisfaction of the conditions set forth in subparagraphs (b) and (c) below, Lessor will disburse from time to time (but no more frequently than once per month) to Lessee advances of the Approved Amount for an Approved Project, subject to the limitations set forth in Section 5(c) and Section 7 below.  Lessor may condition the final disbursement of the Approved Amount for an Approved Project on the delivery to Lessor of evidence that there are no mechanics or materialmen’s liens on the applicable Facility, that all lien waivers have been signed and delivered to Lessee and that any punch list items have been corrected.

(b) Disbursement of the Approved Amount shall be subject to the receipt by Lessor of the following:

(i) a request for disbursement, in the form of AIA 706 (the “Request”), executed by an officer of Lessee and setting forth, among other things, the portion of the Approved Amount that Lessee then is requesting be disbursed, the amount that Lessee in good faith believes to be the cost to complete construction (after disbursement of the portion of the Approved Amount then being requested) of each Approved Project, a detailed breakdown of the costs and expenses incurred in the construction of each Approved Project to the date of Request, a detailed cost breakdown of the percentage of completion of the construction of the Approved Project to the date of the Request, the amounts then due and unpaid with respect to such construction, such other information or documentation as may be required by the Title Company and the date upon which the disbursement is desired, provided that the date of the disbursement must not be less than five (5) Business Days after the date upon which the Lessor receives the Request and the other items set forth in clauses (ii) and (iii) below;

(ii) a certification from Lessee that, as of the date of the Request, no Event of Default exists under this Lease, all representations and warranties set forth in this Lease are accurate and complete in all material respects, and there are no actions, suits or proceedings pending, or to the knowledge of Lessee, threatened or involving (or that would reasonably be expected to involve) Lessee, or all or any part of the Facilities and that could impair the Facilities or the ability of Lessee to perform under this Lease;

(iii) if applicable, certificates of Lessee’s architect and/or engineer, Lessor’s Architect, if any, and Lessee, certified to Lessor and Lessee and certifying that (a) the Request is correct and, to the best of its knowledge, all work on the Approved Project up to the date thereof has been done in substantial compliance with the Plans and Specifications for the Approved Project; (b) to the date thereof, there has been no material deviation from the budgeted cost of the Approved Project or construction progress schedule, except as authorized by Lessee and approved by Lessor; and (c) the undisbursed portion of the Approved Amount will be sufficient to meet all known costs to complete the work covered by the Plans and Specifications for the Approved Project, after giving effect to all amounts previously disbursed, plus the amount then requested.

(c) Upon the request of Lessor, the Title Company is prepared, without condition, to issue to Lessor a date-down endorsement, dated as of the date of the disbursement, insuring Lessor’s title to the Facility at which the applicable Approved Project is being completed subject to no other exceptions than are set forth on the Title Policies delivered to Lessor on the Commencement Date, exceptions after the Commencement Date granted by or arising from the acts or omissions of Lessor and exceptions otherwise approved in writing by Lessor.

5. Approved Project Rent.

(a)           For each Approved Project, commencing as of the Additional Rent Commencement Date, either (i) the annual Litchfield Base Rent shall be increased by the Additional Project Rent if such Approved Project is a Litchfield Facility, or (ii) the annual Non-Litchfield Base Rent shall be increased by the Additional Project Rent if such Approved Project is a Non-Litchfield Facility.

(b)           From and after the applicable Additional Rent Commencement Date, such Additional Project Rent shall be part of the Litchfield Base Rent or Non-Litchfield Base Rent, as applicable, for all purposes under this Lease, including, but not limited to, annual increase as set forth in the Existing Lease pursuant to the formulas set forth in the definitions of Litchfield Base Rent or Non-Litchfield Base Rent, as applicable.

(c)           Notwithstanding anything in this Amendment to the contrary, Lessor shall have no obligation to make further advances of the Funded Amount with regard to an Approved Project on or after the applicable Additional Rent Commencement Date.  Any amounts advanced with respect to an Approved Project after the applicable Additional Rent Commencement Date shall be included in the calculation of Additional Project Rent immediately upon disbursement.

6. Accrual of Financing Costs.  For each Approved Project, during the period from the Approved Project Start Date until the applicable Additional Rent Commencement Date, financing costs on the portion of any Funded Amount actually advanced for such Approved Project shall accrue at the rate of ten percent (10%) per annum (the “Accrued Financing Costs”).  In the month such financing costs accrue, such financing costs shall be deemed to have been advanced as part of the Funded Amount for all purposes under this Amendment; provided, however, in calculating the Additional Project Rent there shall be no compounding of the Accrued Financing Costs. Any amounts payable under this Section shall constitute “Rent” under this Lease.

7. Limitation on Disbursements.  In addition to the limitation set forth in Section 5(c) with respect to the outside date for any disbursement of the Approved Amount for an Approved Project, in no event will Lessor pay amounts in excess of (A) the lesser of (i) the Actual Cost of an Approved Project or the Approved Amount for any given Approved Project; or (B) the Maximum Funded Amount for all Approved Projects.  Lessor shall have no obligation to make any advance of the Approved Amount (i) with respect to a given Approved Project, after the twentieth (20) month after the Approved Project Start Date for such Approved Project, and (ii) after October 31, 2011.

8. Sufficiency of Funded Amount.  Lessor shall be entitled to not make a disbursement, or to make a disbursement in an amount less than the amount requested, if Lessor is not satisfied in its sole discretion that following the requested disbursement the undisbursed proceeds of the Approved Amount for any Approved Project plus the lesser of (i) fifteen percent (15%) of the original Approved Amount for such Approved Project and (ii) any Unallocated Funds will be at least equal to the sum of the estimated Project Costs to complete the Approved Project in accordance with the Plans and Specifications (including all costs incurred in connection with changes in the Plans and Specifications).  If at any time it appears to Lessor that the sum of the undisbursed balance of the Approved Amount plus the lesser of (i) fifteen percent (15%) of the original Approved Amount for such Approved Project and (ii) any Unallocated Funds is less than the amount required by this Section, Lessor may give written notice to Lessee specifying the amount of the deficiency and Lessee immediately will deposit with Lessor the amount of the deficiency, which will be expended first in the same manner as the Funded Amount before any further payment of the Funded Amount will be made by Lessor.

9. Payments to Contractor, Subcontractors and Suppliers.   At Lessor’s option, Lessor may make payments either through the Title Company or directly to any contractor, subcontractor or supplier furnishing labor or materials in connection with an Approved Project.

10. Lessor's Right to Cure.  If Lessee fails to perform any of Lessee’s undertakings set forth in this Amendment when due or within any applicable cure period provided for herein (or within ten (10) days in the case of a monetary default or thirty (30) days in the case of a non-monetary default, where no other cure period is specified), Lessor may, but will not be required to, perform the same, and Lessee will reimburse Lessor any amounts expended by Lessor in so doing.

11. Application of Advances.  Lessee will apply each payment of Funded Amount against amounts due and payable for construction of the Approved Project or obligations in connection therewith as set forth in each Request.  Nothing contained in this Agreement will impose upon Lessor any obligation to see to the proper application of the advances by Lessee or any other party.

12. Construction or Other Liens.  In the event any construction or other lien or encumbrance is filed or attached against a Facility or any part thereof without the prior written consent of Lessor, Lessor may, at its option and without regard to the priority of such construction or other lien or encumbrance, and without regard to any defenses that Lessee may have with respect to the lien or encumbrance, pay the same, and Lessee will reimburse all amounts expended by Lessor for such purpose within ten (10) days of written notice thereof.

13. Guaranty of Completion.   Regardless of whether the cost of an Approved Project is less than, equal to or in excess of the amount of the Approved Amount plus the lesser of (i) fifteen percent (15%) of the original Approved Amount for such Approved Project and (ii) any Unallocated Funds, Lessee will be responsible for payment of all costs of completing each Approved Project, subject, however, to Lessee’s right to seek reimbursement from Lessor, and Lessor’s obligation to reimburse Lessee, for the Approved Amount plus the lesser of (i) fifteen percent (15%) of the original Approved Amount for such Approved Project and (ii) any Unallocated Funds, all in accordance with the terms of this Amendment.

14. Unavoidable Delay.  Upon the occurrence and during the continuance of an Unavoidable Delay with respect to an Approved Project and the giving of written notice thereof to Lessor, Lessee shall be temporarily released without any liability on their part from the performance of their obligations to complete such Approved Project, except for the obligation to pay any amounts due and owing from Lessee (using the funds provided by Lessor under this Amendment, if applicable), but only to the extent and only for the period that their performance of each such obligation is prevented by the Unavoidable Delay.  Such notice shall include a description of the nature of the Unavoidable Delay, and its cause and possible consequences. Lessee shall promptly notify Lessor of the termination of the event giving rise to the Unavoidable Delay.  During the period that the performance by Lessee has been suspended by reason of an Event of Force Majeure, Lessor may likewise suspend the performance of all or part of its obligations under this Amendment to the extent that such suspension is commercially reasonable and, notwithstanding anything in this Agreement to the contrary, Lessor shall have no obligation to make disbursements of the Funded Amount with respect to such Approved Project other than with respect to requests for reimbursement submitted by Lessee for work completed at the applicable Approved Project prior to the onset of any such Unavoidable Delay.

15. Expenses of Lessor.  All reasonable costs incurred by Lessor in connection with the Approved Projects, including, but not limited to, Lessor’s reasonable legal counsel and due diligence costs, title insurance, survey, UCC searches and filing fees, if any, shall, and the fees of Lessor’s Architect, at the option of Lessee, either (i) be added to the Funded Amount for an Approved Project or (ii) paid by Lessee; provided, however, in no event shall such costs and expenses exceed an amount equal to one half of one percent (1/2 of 1%) of the Approved Project Amount.

16. Enforceability of Lease.  Except as expressly and specifically set forth in this Amendment, the Existing Lease remain unmodified and in full force and effect.

17. Execution and Counterparts.  This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but when taken together shall constitute one and the same Amendment.

18. Headings; Exhibits.  Section headings used in this Amendment are for reference only and shall not affect the construction of the Agreement.  All exhibits and attachments attached hereto are incorporated herein by this reference.

19. Entire Agreement.  This Amendment together with the Existing Lease and the other Transaction Documents is intended by the parties to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein.

SIGNATURES ON FOLLOWING PAGE

Signature Pages To
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MASTER LEASE

IN WITNESS WHEREOF, the parties hereby execute this Second Amended and Restated Master Lease effective as of the day and year first set forth above.

LESSOR:

DELTA INVESTORS I, LLC, a Maryland limited liability company, and
DELTA INVESTORS II, LLC, a Maryland limited liability company
OHI ASSET, LLC, a Delaware limited liability company
OHI ASSET (CA), LLC, a Delaware limited liability company
OHI ASSET (CO), LLC, a Delaware limited liability company
OHI ASSET (ID), LLC, a Delaware limited liability company

By:	OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation, Its Member

By:          /s/Daniel J. Booth
Name:     Daniel J. Booth
Title:      Chief Operating Officer

OHIMA, INC., a Massachusetts corporation

By:    /s/ Daniel J. Booth
Name:       Daniel J. Booth
Title:          Chief Operating Officer

OMEGA:

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:     /s/ Daniel J. Booth
Name:        Daniel J. Booth
Title:          Chief Operating Officer

STATE OF MARYLAND                   )
) ss.
COUNTY OF BALTIMORE                )

This instrument was acknowledged before me on the  2nd  day of _September_, 2008, by _Daniel J. Booth________________________, the COO  of OHIMA, Inc., a Massachusetts corporation, and Omega Healthcare Investors, Inc., a Maryland corporation, the sole member of Delta Investors I, LLC, a Maryland limited liability company, Delta Investors II, LLC, a Maryland limited liability company, OHI Asset, LLC, a Delaware limited liability company, OHI Asset (CA), LLC, a Delaware limited liability company, OHI Asset (CO), LLC, a Delaware limited liability company, OHI Asset (ID), LLC, a Delaware limited liability company, on behalf of said corporations and companies.

_Judith A. Jacobs___________________________________
Notary Public, Baltimore__________ County, __MD____
My commission expires: May 12, 2012

Signature Page - 1 & 2 of 4

Signature Pages To
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MASTER LEASE

LESSEE:

SUNBRIDGE CARE ENTERPRISES, INC., a Delaware corporation
SUNBRIDGE CIRCLEVILLE HEALTH CARE CORP., an Ohio corporation
SUNBRIDGE BECKLEY HEALTH CARE CORP., a West Virginia corporation
SUNBRIDGE PUTNAM HEALTH CARE CORP., a West Virginia corporation
SUNBRIDGE BRASWELL ENTERPRISES, INC., a California corporation
SUNBRIDGE MEADOWBROOK REHABILITATION CENTER, a California corporation
SUNBRIDGE DUNBAR HEALTH CARE CORP., a West Virginia corporation
SUNBRIDGE MARION HEALTH CARE CORP., an Ohio corporation
SUNBRIDGE SALEM HEALTH CARE CORP., a West Virginia corporation
SUNBRIDGE REGENCY-NORTH CAROLINA, INC., a North Carolina corporation
SUNBRIDGE HEALTHCARE CORPORATION, a New Mexico corporation
SUNBRIDGE SHANDIN HILLS REHABILITATION CENTER, a California corporation
SUNBRIDGE REGENCY-TENNESSEE, INC., a Tennessee corporation
FALMOUTH HEALTHCARE, LLC, a Delaware limited liability company
MASHPEE HEALTHCARE, LLC, a Delaware limited liability company
WAKEFIELD HEALTHCARE, LLC, a Delaware limited liability company
WESTFIELD HEALTHCARE, LLC, a Delaware limited liability company
PEAK MEDICAL COLORADO NO. 2, INC., a Delaware corporation
PEAK MEDICAL OF IDAHO, INC., a Delaware corporation
PEAK MEDICAL OF BOISE, INC., a Delaware corporation

By:         /s/ Mike Berg
Name:      Mike Berg
Title:        Secretary

GUARANTOR:

SUN HEALTHCARE GROUP, INC., a Delaware corporation
PEAK MEDICAL CORPORATION, a Delaware corporation
HARBORSIDE HEALTHCARE CORPORATION, a Delaware corporation

By:           /s/ Mike Berg
Name:      Mike Berg
Title:        Secretary

STATE OF __NM________             )
) ss.
COUNTY OF Bernalillo____              )

This instrument was acknowledged before me on the 26th  day of _August___________, 2008, by __Michael T. Berg______, the  Secretary of Sun Healthcare Group, Inc., a Delaware corporation, Peak Medical Corporation, a Delaware corporation, Harborside Healthcare Corporation, a Delaware corporation, SunBridge Care Enterprises, Inc., a Delaware corporation, SunBridge Circleville Health Care Corp., an Ohio corporation, SunBridge Beckley Health Care Corp., a West Virginia corporation, SunBridge Putnam Health Care Corp., a West Virginia corporation, SunBridge Braswell Enterprises, Inc., a California corporation, SunBridge Meadowbrook Rehabilitation Center, a California corporation, SunBridge Dunbar Health Care Corp., a West Virginia corporation, SunBridge Marion Health Care Corp., an Ohio corporation, SunBridge Salem Health Care Corp., a West Virginia corporation, SunBridge Regency-North Carolina, Inc., a North Carolina corporation, SunBridge Healthcare Corporation, a New Mexico corporation,  SunBridge Shandin Hills Rehabilitation Center, a California corporation, SunBridge Regency-Tennessee, Inc., a Tennessee corporation, Falmouth Healthcare, LLC, a Delaware limited liability company, Mashpee Healthcare, LLC, a Delaware limited liability company, Wakefield Healthcare, LLC, a Delaware limited liability company, Westfield Healthcare, LLC, a Delaware limited liability company, Peak Medical Colorado No. 2, Inc., a Delaware corporation, Peak Medical of Idaho, Inc., a Delaware corporation, and Peak Medical of Boise, Inc., a Delaware corporation, on behalf of said corporations and companies.

_Anne Rider___________________________________
Notary Public, _NM_________ County, _Bernalillo_____
My commission expires: 6/16/2010

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